                                                                      APPENDIX A

                   INLAND MATERIALS DISTRIBUTION GROUP, INC.
                            AND SUBSIDIARY COMPANIES
          (A wholly owned subsidiary of Inland Steel Industries, Inc.)

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
===============================================================================

                                                  Dollars in Millions
                                         -------------------------------------
                                              Three               Nine
                                           Months Ended       Months Ended
                                           September 30       September 30
                                         ---------------   -------------------
                                          1994     1993      1994       1993
                                         ------   ------   --------   --------
NET SALES                                $560.7   $478.2   $1,647.3   $1,426.4
                                         ------   ------   --------   --------
OPERATING COSTS AND EXPENSES
  Cost of goods sold                      490.8    423.6    1,444.9    1,257.4
  Selling, general and
    administrative expenses                37.6     37.7      113.8      111.6
  Depreciation and amortization             5.4      5.2       16.1       15.6
                                         ------   ------   --------   --------
    Total                                 533.8    466.5    1,574.8    1,384.6
                                         ------   ------   --------   --------
OPERATING PROFIT                           26.9     11.7       72.5       41.8
General corporate expense                   1.8      1.8        5.3        5.5
Interest expense, net of
  interest income                            .9      3.1        2.7        8.5
                                         ------   ------   --------   --------
INCOME BEFORE INCOME TAXES                 24.2      6.8       64.5       27.8
PROVISION FOR INCOME TAXES                  8.5      2.5       25.0        8.3
                                         ------   ------   --------   --------
NET INCOME                               $ 15.7   $  4.3   $   39.5   $   19.5
                                         ======   ======   ========   ========

                 See notes to consolidated financial statements

                   INLAND MATERIALS DISTRIBUTION GROUP, INC.
                            AND SUBSIDIARY COMPANIES
          (A wholly owned subsidiary of Inland Steel Industries, Inc.)

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
================================================================================

                                                        Dollars in Millions
                                                        --------------------
                                                         Nine Months Ended
                                                            September 30
                                                        --------------------
                                                         1994          1993
                                                        ------        ------
OPERATING ACTIVITIES
   Net income                                           $ 39.5        $ 19.5
                                                        ------        ------
   Adjustments to reconcile net income
     to net cash used for operating
     activities:
     Depreciation and amortization                        16.1          15.6
     Deferred employee benefit cost                        (.1)          2.6
     Deferred income taxes                                 1.2          (5.7)
     Change in:  Receivables                             (52.9)        (42.3)
                 Inventories                             (35.4)        (13.8)
                 Accounts payable                         12.5         (18.9)
                 Payables to related companies            10.2           5.3
                 Accrued liabilities                      (3.4)          (.9)
                                                        ------        ------
      Net adjustments                                    (51.8)        (58.1)
                                                        ------        ------
      Net cash used for operating activities             (12.3)        (38.6)
                                                        ------        ------
INVESTING ACTIVITIES
   Capital expenditures                                  (11.5)        (12.9)
   Proceeds from sales of assets                           2.8            .8
                                                        ------        ------
      Net cash used for investing activities              (8.7)        (12.1)
                                                        ------        ------
FINANCING ACTIVITIES
  Long-term debt issued                                      -           7.5
  Long-term debt retired                                  (4.7)         (5.1)
  Change in notes receivable from/payable
    to related companies                                  (1.8)         48.3
                                                        ------        ------
      Net cash provided from (used for)
        financing activities                              (6.5)         50.7
                                                        ------        ------
Net decrease in cash and cash equivalents                (27.5)            -
Cash and cash equivalents - beginning of year             29.5             -
                                                        ------        ------
Cash and cash equivalents - end of period               $  2.0        $    -
                                                        ======        ======
SUPPLEMENTAL DISCLOSURES
  Cash paid during the period for:
    Interest (net of amount capitalized)                $  3.5        $  6.6
    Income taxes, net                                     17.3          15.6


                 See notes to consolidated financial statements

                   INLAND MATERIALS DISTRIBUTION GROUP, INC.
                            AND SUBSIDIARY COMPANIES
          (A wholly owned subsidiary of Inland Steel Industries, Inc.)
                           CONSOLIDATED BALANCE SHEET
==============================================================================


                                                                  Dollars in Millions
                                                     ----------------------------------------------
ASSETS                                                September 30, 1994         December 31, 1993
- - ------                                               --------------------      --------------------
                                                         (unaudited)
 CURRENT ASSETS
   Cash and cash equivalents                                      $  2.0                    $ 29.5
   Receivables                                                     248.9                     196.0
   Inventories - principally at LIFO                               314.3                     278.9
   Deferred income taxes                                            12.2                      11.8
                                                                  ------                    -------

       Total current assets                                        577.4                     516.2

 PROPERTY, PLANT AND EQUIPMENT
   Valued on basis of cost                            $461.2                    $455.2
   Less accumulated depreciation                       210.4       250.8         198.0       257.2
                                                      ------                    -------

 DEFERRED INCOME TAXES                                              26.9                      28.5

 EXCESS OF COST OVER NET ASSETS ACQUIRED                            25.4                      26.4
                                                                  ------                    ------

       Total Assets                                               $880.5                    $828.3
                                                                  ======                    ======

LIABILITIES AND STOCKHOLDER'S EQUITY
- - ------------------------------------

 CURRENT LIABILITIES
   Accounts payable                                               $ 89.7                    $ 77.2
   Payables to related companies
     Notes                                                          27.8                      29.6
     Other                                                          19.2                       9.0
   Accrued liabilities                                              25.2                      28.6
   Long-term debt due within one year                                4.7                       5.0
                                                                  ------                    -------
       Total current liabilities                                   166.6                     149.4
 LONG-TERM DEBT                                                     23.8                      28.2
 DEFERRED EMPLOYEE BENEFITS AND OTHER                              123.9                     124.0
                                                                  ------                    ------
       Total liabilities                                           314.3                     301.6
 STOCKHOLDER'S EQUITY                                              566.2                     526.7
                                                                  ------                    ------
       Total Liabilities and Stockholder's Equity                 $880.5                    $828.3
                                                                  ======                    ======



                See notes to consolidated financial statements

                   INLAND MATERIALS DISTRIBUTION GROUP, INC.
                            AND SUBSIDIARY COMPANIES
          (A wholly owned subsidiary of Inland Steel Industries, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
=============================================================================

NOTE 1/FINANCIAL STATEMENTS

Results of operations for any interim period are not necessarily indicative of results of any other periods or for the year. The financial statements as of September 30, 1994 and for the three-month and nine-month periods ended September 30, 1994 and 1993 are unaudited, but in the opinion of management include all adjustments necessary for a fair presentation of results for such periods. These financial statements should be read in conjunction with the financial statements and related notes contained in Appendix A of Inland Steel Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 1993.


NOTE 2/RELATED PARTY TRANSACTIONS

The Company has agreed to procedures established by Inland Steel Industries, Inc. ("Industries") for charging Industries' administrative expenses to the operating companies owned by it. Pursuant to these procedures, the Company was charged $5.4 million and $5.5 million by Industries for the first nine months of 1994 and 1993, respectively, for management, financial and legal services provided to the Company.

Procedures also have been established to charge interest on all intercompany loans within the Industries group of companies. Such loans currently bear interest at the prime rate. The Company's net intercompany interest expense for the first nine months of 1994 totaled $.5 million as compared to $6.2 million for the first nine months of 1993.

The Company sells to and purchases products from other companies within the Industries group of companies. Such transactions are made at prevailing market prices. These transactions are summarized as follows:


                                     Dollars in Millions
                                 --------------------------
                               Three Months        Nine Months
                            Ended September 30  Ended September 30
                            ------------------  ------------------
                              1994      1993      1994      1993
                            --------  --------  --------  --------

   Net Product Sales          $ 2.7     $ 2.9     $  8.2    $  8.5
   Net Product Purchases       43.7      44.5      151.0     138.4